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                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                             SCHEDULE 13G


               Under the Securities Exchange Act of 1934
                          (Amendment No. 1)*



                          HENRY SCHEIN, INC.
                           (Name of issuer)


                Common Stock, par value $0.01 per share
                    (Title of class of securities)


                              8064707102
                            (CUSIP number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




1    NAME OF REPORTING PERSON
     Stanley M. Bergman

     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON



2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [ ]
                                                         (b) [x]


3    SEC USE ONLY



4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States


     NUMBER OF      5    SOLE VOTING POWER             9,900
     SHARES
     BENEFICIALLY   6    SHARED VOTING POWER           11,281,572
     OWNED BY
     EACH           7    SOLE DISPOSITIVE POWER        9,900
     REPORTING
     PERSON         8    SHARED DISPOSITIVE POWER      11,281,572
     WITH


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,291,472


10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                        [ ]


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     61.1%


12   TYPE OF REPORTING PERSON*
     IN





               *SEE INSTRUCTIONS BEFORE FILLING OUT!





     This Amendment No. 1 to Schedule 13G amends Items 4 and 6 as follows:


Item 4.   Ownership

     As of December 31, 1995, Mr. Bergman was the beneficial owner of 11,291,472 shares of Common Stock, which represents 61.1% of the class. As of December 31, 1995, Mr. Bergman possessed sole power to vote, or direct the vote of, and dispose, or direct the disposition of, 9,900 shares of Common Stock in accordance with the HSI Agreement (as defined herein). As of December 31, 1995, Mr. Bergman shared the power to vote, or direct the vote of, a total of 11,281,572 shares of Common Stock, including (a) 4,004,281 shares as a voting trustee under two voting trust agreements between Mr. Bergman, the Company and certain of its stockholders and (b) 7,277,291 shares which are subject to the Amended and Restated HSI Agreement ("HSI Agreement"), dated as of February 16, 1994, between certain of the Company's stockholders and the Company and which shares must be voted for the eight of eleven nominees to the Board of Directors that are selected by Mr. Bergman. Of the 4,004,281 shares of Common Stock held in the voting trusts, 3,828,160 shares are currently outstanding and 176,121 shares represent stock options held by parties to one of the voting trusts, which stock options are exercisable within 60 days of December 31, 1995 and which upon exercise would be subject to such voting trust.

Item 6.   Ownership of More than Five Percent on Behalf of
          Another Person.

     The stockholders which are parties to the voting trust agreements described in Item 4 above have the sole power to direct the receipt of dividends from, or the proceeds from the sale of, the 4,004,281 shares of Common Stock subject to such voting trust agreements. The revocable trust established by Pamela Schein under Trust Agreement dated October 26, 1994 has the sole power to direct the receipt of dividends from, or the proceeds from the sale of, 2,357,503.5, of the shares subject to the voting trust agreements, which represents 6.9% of the outstanding Common Stock. The stockholders which are parties to the HSI Agreement described in Item 4 above have the sole power to direct the receipt of dividends from, or the proceeds from the sale of, the 7,277,291 shares of Common Stock subject to the HSI Agreement.









                               SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 9, 1996



                                        /s/ Stanley M. Bergman